UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT

(Amendment No. 1)

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report(Date of Earliest Event Reported): October 21, 2010

CFO CONSULTANTS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-149294	42-1749358
(Commission File Number)	(IRS Employer Identification No.)

Rm. 2102 F & G, Nan Fung Centre, 264-298 Castle Peak Rd.,
Tsuen Wan, N.T., Hong Kong
(Address of principal executive offices and zip code)

+852 2412 2208
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to the Current Report on Form 8-K/A filed by CFO Consultants, Inc., a Nevada corporation (“we,” “our,” “us,” or the “Company”), on October 22, 2010 (i) includes as Exhibit 99.1 the unaudited interim consolidated financial statements of Hong Kong Wai Bo International Limited, a Hong Kong corporation (“Waibo”) our wholly owned subsidiary, as of September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009, and the related notes thereto (ii) updates the section titled “Management’s Discussion and Analysis of Financial Condition, Results of Operations and Prospects,” as of September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009, (iii) includes Exhibit 16.1, the letter from our previous independent registered public accounting firm agreeing to the statements made in our October 21, 2010 Current Report on Form 8-K filing as they relate to such firm (iv) includes certain Pro Forma per share information for the three and nine months ended September 30, 2010 and (v) includes other information that would be disclosed by Waibo were it filing a quarterly report on Form 10-Q with the Securities and Exchange Commission with respect to the quarter ended September 30, 2010.

Forward Looking Statements

This amendment to Form 8-K and other reports filed by CFO Consultants, Inc. from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that is based upon beliefs of, and information currently available to, CFO Consultants, Inc’s management as well as estimates and assumptions made by management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to industry, our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.  The following discussion should be read in conjunction with Waibo’s audited consolidated financial statements as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 and the related notes thereto included as an exhibit to the original Form 8-K filed on October 22, 2010, and the unaudited interim consolidated financial statements as of September 30, 2010 and for the three and nine months ended September 30, 2009 and 2010 and the related notes thereto filed as an exhibit to this Amendment No. 1 on Form 8-K/A.

Completion of acquisition or disposition of assets

On October 21, 2010, we completed the acquisition of Waibo pursuant to the terms of an Agreement and Plan of Reorganization.  The acquisition was accounted for as reorganization affected by a share exchange, wherein Waibo is considered the acquirer for accounting and financial reporting purposes.  The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.  The remainder of this Item contains information that would be disclosed by Waibo were it filing a quarterly report on Form 10-Q with the Securities and Exchange Commission with respect to the quarter ended September 30, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS

OVERVIEW

We are a premium native potato starch manufacturer in the PRC.  Our corporate headquarters is based in Hong Kong and our operational headquarters is based in Kunming city, Yunnan province. We began operations in 2004 and have factories located in Yunnan, Guizhou and Gansu provinces of China. We primarily sell our products to distributors and food processing companies in the PRC.

Our products are currently sold under the “Wei Bao” and “Jiabao” brand names.  The Wei Bao brand is targeted primarily to food processors and our Jiabao brand is targeted to food service operators. We believe that our company is one of the top 5 premium starch potato processors in the PRC, with a production capacity of 111,500 metric tons per year. In 2008, we received the “China’s Potato Starch Industry Top Ten Best Selling Products”, “China’s Potato Starch Industry Top Ten Customer Satisfaction Product” and “China’s Potato Starch Industry Top Ten Best Brands” awards.  Our Jiabao brand created in 2007 is gaining the acceptance of our target customers.

Sales

We normally enter into six-month agreements with our customers. The agreement specifies the quantity that the customer believes they will buy during the forthcoming six months and the negotiated price per metric ton.  Our customers are not charged a penalty for failing to purchase the quantities set forth in our contracts. However, historically our customers have purchased the set amount in the contracts.  In the event the market price exceeds the 10% of the price stipulated in the contract, the agreed price stated on the agreement will be adjusted to the reflect the current market price.

We sell premium quality native potato starch, which is usually sold for 5-10% more than the average market price.

We have established an extensive distribution network in the PRC. During the year ended December 31, 2009, 57.4% and 42.6% of our products were sold to manufacturers and distributors respectively.

Revenue from sales of our native potato starch is recognized upon delivery of our products to the railway station nearest to our respective factories at which time the significant risks and rewards of ownership of our products are transferred to the customers.

Our revenue has increased from $33.1 million in 2007 to $ 64.5 million in 2009, representing a compounded annual growth rate of 39.6%.   This was mainly due to the increase in demand for our products from existing and new customers supported by the increase in our production capacity.  We believe that greater acceptance of our Wei Bao and Jiabao brands in the PRC and our commitment to continuously improving the quality of our products was also a contributing factor.

The main factors that affect our revenue include the following:

(a)	Competition
We expect to face competition from potato starch producers with more than 20,000 metric tons annual production capacity and new entrants. Our future revenue growth depends on our ability to compete effectively against such competitors on key considerations including the price and quality of our products.  If we are unable to retain existing customers and secure new ones, or fail to develop new products to meet the needs of our customers, our revenue and profitability may be adversely affected.

(b)	Stable supply of raw materials
Profitability in the potato starch industry is materially affected by the need to maintain a sufficient supply of potatoes at stable prices from farmers. These commodity prices are determined by supply and demand. While the potato starch industry has historically not been subject to wide fluctuations and cycles, we cannot eliminate the risk of increased operating costs from potato price increases, and it is very difficult to predict when and if price spiral cycles will occur.

(c)	Alternative raw materials or production technology
If a new source of starch is discovered as a substitute to native potato starch or new production technologies are developed that render our production facilities obsolete, our revenue and profitability may be adversely affected.

(d)	Our production capacity
We currently have a production capacity of 111,500 metric tons per year for native potato starch. As at September 30, 2010, our production capacity utilization was 87%. We plan to establish new production lines for native potato starch, modified potato starch and whole potato starch.  We plan to increase our production capacity to 184,500 metric tons by 2012.  Should we able to increase our production capacity in time to meet any increase in demand, future growth of our revenue will be significantly improved.

(e)	Growth of native potato starch industry
The PRC continues to experience exponential economic and population growth. The per capita usage of potato starch in the PRC is mere 0.8kg per annum, compared to 10kg in developed countries such as Europe and Japan.  With the increase in disposable income of the population and the per capita usage of potato starch, the demand for our products will continue to rise and improve our revenue and profitability.

Please refer to the section “Risk Factors” included in the original Form 8-K filed on October 22, 2010 for further information on other factors that may affect our financial position or results of operations.

Cost of sales

Our cost of sales consist of cost of raw material, direct labor and production overhead, which accounted for 84.4%, 2.1% and 13.5% of our cost of sales respectively for each of the three years ended December 31, 2009.

Potatoes are a key raw material and we source them from farmers in Yunnan, Gansu and Guizhou provinces in the PRC.

Direct labor includes salaries, wages and staff related costs of plant operators and those who are directly involved in the production of our products. Overhead consists mainly of depreciation charges on machinery, utilities (water and electricity) and other factory related costs.

In addition to the volume of production, our costs of sales are affected by, (i) factors affecting the costs of raw materials, namely, the market demand and supply conditions for potatoes, and harvesting conditions; (ii) factors affecting labor costs, namely demand and supply of labor, general wage levels, and government regulations; as well as (iii) factors affecting general manufacturing overhead, namely, our depreciation expense resulting from capital expenditures and general prices of utilities charges.

Operating expenses

Our operating expenses consist of selling and distribution costs and administrative expenses.

Our selling and distribution costs consist of transportation costs, salaries and staff welfare expenses of sales personnel, entertainment expenses and telecommunication expenses incurred by our sales personnel. Our facilities are strategically located near railways, which we use as the main method of transporting our products.  We only pay for shipment of our products to the railway station.  Our customers pay for the railway transfer fee.  Transportation costs accounted for an average of 79.5% of our selling and distribution costs incurred during 2007 to 2009.

Our administrative and other expenses consist of salaries and staff related expenses for administrative personnel, depreciation charges, entertainment expenses and other office related expenses. The major components of administrative and other expenses include salaries and depreciation which accounted for an average of 30.0% and 20.0% of our administrative expenses incurred during 2007 to 2009 respectively.

Other non-operating income

Other non-operating income consists of government subsidies, bank interest income and other items. All of our PRC subsidiaries are accredited with “Leading Enterprise” status, which has entitled them to receive various forms of preferential treatment from the local and state governments including government subsidies and infrastructural assistance. The subsidies received related to agriculture land development fund contributions, commitment to produce high quality native potato starch and our contribution to rural agriculture development.

Interest expenses

Our interest expenses comprise mainly interest on bank borrowings, which were incurred for working capital purposes.

Income tax expenses

The PRC has enacted a tax policy that entitles a foreign corporation to a full exemption from both PRC state and local corporate income tax for the first two profitable calendar years of its operations and thereafter a 50% relief from the PRC state corporate income tax and full exemption from local corporate income tax for the following three calendar years.  Our PRC subsidiaries, namely Yunnan WeiLi, Guizhou WeiLi and Gansu WeiBao, qualify for such tax exemptions. The circular entitled “Scope of Preliminary Processing of Agricultural Products Entitled to Preferential Enterprise Income Tax Policies (Trial Implementation)” published by Ministry of Finance and State Administrative of Taxation, entitled us to a full exemption from PRC corporate income tax since January 1, 2008. Our native potato starch qualifies for this exemption and as a result none of our subsidiaries are subject to PRC corporate income tax.

Pursuant to the New Tax Law, dividends declared by our PRC subsidiaries to their parent company incorporated in Hong Kong are subject to withholding tax of 5% or 10%.  In accordance with Caishui (2008) No. 1 issued by State Tax Authorities, undistributed profits from our PRC subsidiaries up to December 31, 2007 will be exempt from withholding tax when they are distributed in the future.  As a result, a provision for dividend withholding tax has been made starting January 1, 2008.  As a United States public company, we do not intend to pay such dividends.

Seasonality

From May through July, we typically halt our production process at our facilities located in Yunnan and Guizhou provinces.  The potato-planting season typically begins in March and the potatoes are delivered to our facilities from August until December.  The farmers store remaining unsold potatoes in cellars for up to four months, which allows us to expand our production period until April.

Our Gansu factory is in one of the colder regions in China and typically halts production during January and February and resumes production from March to May.  It typically shuts down again during June and July and resumes production in August. During the off-season, we spend time performing routine maintenance.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have identified certain accounting policies that are significant to the preparation of the financial statements. Critical accounting policies are those that are both most important to the portrayal of our results of operations and financial condition and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.  Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.  We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of the financial statements.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for routine repairs and maintenance are expensed as incurred.

Depreciation is calculated on the straight-line basis over each asset’s estimated useful life down to the estimated residual value of each asset. Estimated useful lives are as follows:

Land use rights	52 – 55 years

Buildings	20 years

Motor vehicles	5 years

Plant and machinery	10 years

Other equipment	5 years

We review and evaluate property, plant and equipment for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. Our estimates of future cash flows are based on numerous assumptions, and it is possible that actual future cash flows will be significantly different than the estimates which are subject to significant risks and uncertainties.  Management believes that there is no impairment to property, plant and equipment as of December 31, 2008 and 2009 and September 30, 2010.

Revenue recognition

We generate our revenues from the selling of native potato starch products.  Revenues from product sales are recognized only when persuasive evidence of an arrangement exists; delivery has occurred and the customers' acceptance has been received; the price to the customer is fixed or determinable; and collectability is reasonably assured.  Generally, these criteria are met upon shipment of products and transfer of title to customers.

Inventories

Inventory is stated at the lower of cost or market. Inventory is valued using the weighted average method, which approximates actual cost. Capitalized costs include materials, labor and manufacturing overhead related to the purchase and production of inventories.  Excess and obsolete inventory reserves are established based upon the Group’s evaluation of the quantity of inventory on hand relative to demand.  The total reserve for obsolete inventory was zero as of December 31, 2008 and 2009 and September 30, 2010.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided based on an evaluation of the collectability of accounts receivable, and other receivables. An allowance for doubtful accounts is provided, when considered necessary, primarily consisting of an analysis based on current information available about the customer or borrower. Receivable losses are charged against the allowance when the Group believes the uncollectability of the receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance. Total allowance for doubtful accounts was zero as of December 31, 2008 and 2009 and September 30, 2010.

RECENTLY ISSUED ACCOUNTING GUIDANCE

In January 2010, the Financial Accounting Standards Board (the “FASB”) issued additional disclosure requirements for fair value measurements. In accordance with the new guidance, the fair value hierarchy disclosures are to be further disaggregated by class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the balance sheet. In addition, significant transfers between Levels 1 and 2 of the fair value hierarchy will be required to be disclosed. These additional requirements were effective for us on January 1, 2010. These amendments will not have a material impact on the consolidated financial statements; however they will require additional disclosures. In addition, the guidance requires more detailed disclosures of the changes in Level 3 instruments. These changes will be effective for us on January 1, 2011 and are not expected to have a material impact on our consolidated financial statements.

In June 2009, the FASB approved its Accounting Standards Codification (the “ASC” or “Codification”) as the single source of authoritative United States accounting and reporting standards applicable for all nongovernmental entities, with the exception of the Securities and Exchange Commission (the “SEC”) and its staff. The Codification, which changes the referencing of financial standards, was effective for interim or annual financial periods ending after September 15, 2009. Therefore, beginning in the third quarter of fiscal year 2009, all references made to US GAAP use the new Codification numbering system prescribed by the FASB. As the Codification is not intended to change or alter existing US GAAP, it did not have any impact on our consolidated financial statements.

In May 2009, the FASB issued guidelines on subsequent event accounting which set forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. These guidelines were effective for annual periods ending after June 15, 2009.  In February 2010, the FASB amended this standard whereby companies that file with the SEC are required to evaluate subsequent events through the date the financial statements are issued, but are no longer required to disclose in the financial statements that they have done so or disclose the date through which subsequent events have been evaluated. Management evaluates all subsequent events through the date of the issuance of our consolidated financial statements.

Results of Operations

Comparison of the three months and nine months ended September 30, 2010 to 2009

Sales

Our sales increased by 19.7% from $15.6 million for the third quarter of 2009 to $18.7 million for the third quarter of 2010 as a result of the increase in our selling prices by 27.4% in the third quarter of 2010 compared to that of 2009.

Our sales increased by 24.1% from $38.4 million for the nine months of 2009 to $47.7 million for the nine months of 2010 as a result of the increase in our selling prices by 20.5% in the nine months of 2010 compared to that of 2009.

Cost of sales

Our cost of sales increased by 54.4% from $8.5 million for the third quarter of 2009 to $13.2 million for the third quarter of 2010, primarily due to corresponding increases in the average purchase price of potatoes and sales volume.

Our cost of sales increased by 35.3% from $22.0 million for the nine months of 2009 to $29.8 million for the nine month of 2010, primarily due to corresponding increases in the average purchase price of potatoes and sales volume.

Gross profit and gross profit margin

The price of agricultural products increased significantly during the third quarter of 2010.  The average purchase price of potatoes increased by 36.3% from RMB405 per metric ton in 2009 to RMB552 per metric ton for the nine months of 2010 compared to that of 2009.

The increase in the average purchase price of potatoes in 2010 resulted in an increase in the ratio of our cost of sales as a percentage to our sales.  Consequently, our gross profit margin decreased from 45.4% for the third quarter of 2009 to 29.5% for the third quarter of 2010, while it decreased from 42.7% for the nine months of 2009 to 37.6% for the nine months of 2010.

The increase in our selling prices did not offset with the significant increase in purchase price of potatoes during the three months ended September 30, 2010 due to the seasonality of our business, in which we start our production process in August of each year. This resulted in decrease in gross profit from $7.1 million for the third quarter of 2009 to $5.5 million for the third quarter of 2010.  However, we are generally able to pass through the increases in the purchase price of potatoes to our customers within approximately one month.   Our customers are well informed regarding potato prices and the fact that potatoes are our major cost of sales.   As our sales people are able to explain the price changes, we did not experience difficulty in gaining full customer acceptance on our price adjustments.  We successfully increased our selling price and improved our gross profit margin beginning in September 2010.

Despite the recent major price changes, we did not lose any anticipated orders and were able to maintain our overall gross profit levels. We believe that we have the ability to transfer incremental cost to our customers by making timely adjustments to our selling price. As a result, our total gross profit still increased by 9.2% from $16.4 million for nine months of 2009 to $17.9 million for nine months of 2010.

Operating expenses

Operating expenses decreased by 49.0% from $1.0 million for the third quarter of 2009 to $0.5 million for the third quarter of 2010. The decrease was due to professional services incurred during the third quarter of 2009 that were not necessary during the third quarter of 2010.  However, operating expenses for the year remained stable decreasing by 2.2% from $2.5 million for the nine months of 2009 to $2.4 million for the nine months of 2010 due to an increase in distribution expenses which was primarily attributable to the increase in sales, staff salaries and office expenses.

Income tax expense

Income tax expense decreased by 26.2% from $0.6 million for the third quarter of 2009 to $0.5 for the third quarter of 2010 while increasing 10.4% from $1.4 million for the nine months of 2009 to $1.6 million for the nine months of 2010.  The PRC subsidiaries have been entitled to full exemption on enterprise income tax in the PRC since January 1, 2008.  The changes were attributable to a 10% withholding tax on undistributed profits earned by the PRC subsidiaries.

LIQUIDITY AND CAPITAL RESOURCES

We have historically financed operations primarily through internally generated cash, loans borrowed from banks and advances from shareholders. Going forward, we believe our sources of liquidity will be satisfied by using a combination of cash provided by our operating activities and proceeds from future offerings after the reverse merger.

The following table sets out a summary of our cash flow during the nine months ended September 30, 2010:

	Nine Months Ended September 30,
	2009	2010

	(Dollars in thousands)
Net cash provided by operating activities	$19,245	$23,695
Net cash used in investing activities	(9)	(158)
Net cash used in financing activities	(2,460)	(22,363)
Net increase in cash and cash equivalents	16,776	1,174
Effect of foreign exchange rate on changes in cash and cash equivalents	(2)	135
Cash and cash equivalents at beginning of year	4,388	22,131
Cash and cash equivalents at end of year	$21,162	$23,440

Cash flow from operating activities

We derive our cash flow from operating activities principally from receipt of payments for sales of our products.  Our cash outflow from operating activities is principally from purchases of raw materials.

For the nine months ended September 30, 2010, we had net cash generated from operating activities of $23.7 million, which was primarily contributed by net income before working capital changes of $14.2 million and a decrease, representing customer repayments, in trade accounts receivable of $9.3 million.  The decrease in trade accounts receivable was primarily due to seasonality of sales.

For the nine months ended September 30, 2009, we had net cash generated from operating activities of $19.2 million, which was primarily contributed by net income before working capital changes of $12.5 million and a decrease, representing customer repayments, in trade accounts receivable of $6.5 million.  The decrease in trade accounts receivable was primarily due to seasonality of sales.

Cash flow from investing activities

Our cash outflow from investing activities is principally for purchases of property, plant and equipment during the nine months ended September 30, 2009 and 2010.

Cash flow from financing activities

We derive our cash inflow from financing activities principally from bank borrowings and advances from shareholders.  Our cash outflow from financing activities relates primarily to repayment of bank borrowings, advances to shareholders and the payment of dividends.

For the nine months ended September 30, 2010, we had net cash used in financing activities of $22.4 million, which was due to the net cash outflow used to pay dividends of $22.8 million, net repayment of bank borrowings of $0.7 million offset by net advances received from shareholders of $1.1 million.

For the nine months ended September 30, 2009, we had net cash used in financing activities of $2.5 million, which was due to the net cash outflow used to repay advances to shareholders of $2.5 million.

NET CURRENT ASSETS

The following table sets out our current assets and current liabilities as at the dates indicated:

	December 31,	September 30,
	2009	2010
Current assets:
Cash and cash equivalents	$22,131	$23,440
Trade accounts receivable, net	18,117	9,035
Inventories	1,199	2,299
Prepayments and other receivables	405	468
	41,852	35,242

Current liabilities:
Trade accounts payable	14	284
Accruals and other payables	1,800	1,902
Income taxes payable	2,623	2,898
Short term borrowings	3,631	2,990
Dividends payable	22,809	-
Due to shareholders	596	1,650
	31,473	9,724
Net current assets	$10,379	$25,518

We had net current assets of $25.5 million as of September 30, 2010.  The significant improvement in net current assets as of September 30, 2010 from December 31, 2009 of $15.1 million was primarily due to the decrease in dividends payable of $22.8 million.

Trade accounts receivable

Our trade accounts receivable represent receivables from customers for sales of products. We had trade accounts receivable of $9.0 million and $18.1 million as of September 30, 2010 and December 31, 2009, respectively.  The decrease in trade receivables as of September 30, 2010 was due primarily to seasonality of our sales, as approximately 40% of annual sales are contributed during the fourth quarter of the year.

The table below sets out our trade accounts receivable turnover days for the period indicated:

	Year Ended	Nine Months Ended
	December 31,	September 30,
	2009	2010

Trade accounts receivable turnover days (note)	91	77

Note:
Trade accounts receivable turnover days is equal to the average trade accounts receivable divided by sales and multiplied by 365 days (274 days for the September 30, 2010 period). Average trade accounts receivable are equal to trade accounts receivable at the beginning of the year plus trade accounts receivable at the end of the year and divided by two.

The reduction in trade accounts receivable turnover days in 2010 to 77 days was as a result of low trade accounts receivable being outstanding as of September 30, 2010 due to seasonality of sales.

Inventories

Our inventories increased to $2.3 million as of September 30, 2010 from $1.2 million as of December 31, 2009.  The increase was due to increase in purchase prices for potatoes during the period.

The following table sets out the summary of balance of our inventories as of the dates indicated:

	December 31,	September 30,
	2009	2010

Raw materials	$364	$1,105
Finished goods	835	1,194
	$1,199	$2,299

The following table sets out the inventory turnover days as of the dates indicated:

	Year Ended December 31,	Nine Months Ended September 30,
	2009	2010

Inventory turnover days	13	16

Note:
The calculation of inventory turnover days is based on the average inventory balances divided by cost of goods sold and multiplied by 365days for the year (274 days for the September 30, 2010 period).  Average inventory balances are equal to inventory balance at the beginning of the year plus inventory balances at the end of the year and divided by two.

The inventory turnover days remained stable for September 30, 2010 and December 31, 2009.

Trade accounts payable

Our trade accounts payable primarily represented the amount we owed to our suppliers for the purchase of raw materials, mainly potatoes, packaging materials and coal.

Due to shareholders

The balances of amount due to shareholders of $1.7 million and $0.6 million as of September 30, 2010 and December 31, 2009 are unsecured, interest free and have no fixed terms of repayment.

Property, plant and equipment

Net plant and machinery and other office equipment, amounted to $7.8 million and $8.2 million as of September 30, 2010 and December 31, 2009, respectively.  We had no significant additions to property, plant and equipment during the periods presented.

Capital Expenditures

The following table sets out the historical capital expenditures during the period indicated:

	Year Ended December 31,	Nine Months Ended September 30,
	2010	2010

Furniture, fixtures and office equipment	$11	$158

The following table sets out our projected capital expenditures for the three years ending December 31, 2012:

	December 31,
	2010	2011	2012
	(Dollars in thousands)
Land use rights	$4,399	$8,798	$34,164
Buildings	-	13,137	7,871
Plant and machinery	-	20,528	7,966
	$4,399	$42,463	$50,001

We expect that the capital expenditures for the three years ending December 2012 will be primarily used for land use rights, buildings, and plant and machinery to establish new production lines for native potato starch, modified potato starch and whole potato starch.

We expect to finance our projected capital expenditures mainly by the net proceeds from future offerings after the reverse merger and cash generated from operating activities.

COMMITMENT AND CONTINGENCIES

(a)	Capital commitments

As of September 30, 2010, we had entered into agreements with the People’s Government of the Zhaoyang District, Yunnan Province to purchase property, plant and equipment totaling approximately $19 million related to the construction of two production facilities.

(b)	Lease commitments

Operating lease commitments include commitments under non-cancellable lease agreements for our office premises, as well as a land lease.   The leases expire from July 2011 through October 2042.  The yearly future minimum rental payments required as of September 30, 2010 were as follows:

(Dollars in thousands)
2011	$464
2012	73
2013	73
2014	27
2015	22
Thereafter	602
$1,261

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

 Interest Rate Risk

We deposit surplus funds with Chinese banks earning daily interest. We do not invest in any instruments for trading purposes.  All of our outstanding debt instruments carry fixed rates of interest.  Therefore, our operations generally are not directly sensitive to fluctuations in interest rates.  All debt outstanding as of September 30, 2010 is short term.  A hypothetical 1.0% increase in the annual interest rates for all of our outstanding borrowings at September 30, 2010 would not have any material impact on our net income before provision for income taxes for the quarter.

Foreign Exchange Risk

The value of the RMB against the United States dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the United States dollar at a constant exchange rate. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate within a flexible peg range against the United States dollar in the medium to long term. Moreover, it is possible that in the future, China’s governmental authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of the earnings from our Chinese subsidiaries are denominated in RMB, but our reporting currency is the United States dollar, fluctuations in the exchange rate between the United States dollar and the RMB will affect our balance sheet and our earnings per share in United States dollars. In addition, appreciation or depreciation in the value of the RMB relative to the United States dollar would affect our financial results reported in United States dollar terms without giving effect to any underlying change in our business or results of operations.

We do not believe that foreign currency exchange rate fluctuations have had a material impact on our consolidated balance sheet as of September 30, 2010 and earnings per share for the three and nine months ended September 30, 2010 and 2009. The impact in actual U.S. dollars that foreign currency translation had on our consolidated balance sheet, statements of comprehensive income and shareholders’ equity are reported in the line item “Foreign currency translation adjustments” within other comprehensive income. The impact that foreign currency translation had on our consolidated statement of cash flows is reported in the line item “Effect of exchange rates on changes in cash and cash equivalents” in our consolidated statement of cash flows.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

As of September 30, 2010, Waibo was not subject to the disclosure controls and procedures requirements, as such term is defined under Rule 13a-14(c) promulgated under the Exchange Act.

As Waibo was not subject to the requirements of Sections 13a-15 or 15d-15 as of September 30, 2010, our Chief Executive Officer (who was also our principal executive officer) and Chief Financial Officer (who was also our principal financial officer) did not conduct the evaluation required by such provisions.

LEGAL PROCEEDINGS

None

RISK FACTORS

Refer to the Section “Risk Factors” in the Company’s original Current Report on Form 8-K filed on October 22, 2010.

UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None

DEFAULTS UPON SENIOR SECURITIES

None

OTHER INFORMATION

None

Financial Statement and Exhibits.

(a)  Financial Statements of Business Acquired.

The Unaudited Consolidated Financial Statements of Waibo as of September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

(b)  Pro Forma Financial Information

Except as set forth in the paragraph below relating to pro forma per share information, pro forma statements of operations of the Company for the nine months ended September 30, 2009 and 2010 are not presented, as pro-forma financial information for the periods would be virtually identical to the historical statement of operations of Wai Bo for each period.

Pro-forma income per share for the three and nine months ended September 30, 2009 and 2010 (considering the retroactive statement to reflect the new capital structure as a result of the reverse acquisition) would be $0.01, $0.01, $0.03 and $0.04, respectively, per share; the pro-forma weighted average number of common shares outstanding would be 377,016,667 for each period presented.

Pro-forma financial information as of September 30, 2010 is not presented as pro-form financial information would be virtually identical to the historical consolidated balance sheet of Wai Bo as of September 30, 2010.

(c)  Exhibits.

Exhibit No.	Description
16.1	Letter of Sam Kan and Company dated December 3, 2010.

99.1	The Unaudited Interim Consolidated Financial Statements of Waibo as of September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CFO CONSULTANTS, INC.

By:	/s/ Joanny Kwok
Name	Joanny Kwok
Title:	Chief Executive Officer

Dated: December 6, 2010